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                                                                   EXHIBIT 10.12

                    AMENDMENT TO PLAN AND AGREEMENT OF MERGER


          THIS IS AN AMENDMENT TO THE PLAN AND AGREEMENT OF MERGER by and among Sykes HealthPlan Services, Inc., a Florida corporation (the "Purchaser"), Sykes HealthPlan Services Acquisition Corp., a Florida corporation (the "Merger Subsidiary"), and Health International, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

          WHEREAS, the parties have heretofore entered into a Plan and Agreement of Merger dated February 11, 1998 (the "Plan and Agreement of Merger") which requires that certain shares of Company Preferred Stock be converted into Company Common Stock prior to the closing of the transactions contemplated thereby; and

          WHEREAS, on February 26, 1998, the Company issued a call for redemption of the Company Preferred Stock effective on March 30, 1998. Pursuant to the terms of the Company Preferred Stock, the Company Preferred Stock is entitled to a redemption payment of $10,000 per share. At any time prior to the redemption date, each share of Company Preferred Stock can be converted into 2,000 shares of Company Common Stock. Although holders of the Company Preferred Stock would likely receive more consideration by converting their shares of Company Preferred Stock then by allowing them to be redeemed, as of the date hereof holders of five shares have not elected to convert their shares of Company Preferred Stock. In order to give each holder of Company Preferred Stock the full consideration provided in the Plan and Agreement of Merger, notwithstanding whether such holder elects to convert such holder's Company Preferred Stock prior to the redemption, the Company desires to amend the Plan and Agreement of Merger so as to convert the unconverted shares of Company Preferred Stock into the right to receive the same consideration which would have been received by the holders of the Company Preferred Stock had they converted their Company Preferred Shares into Company Common Shares prior to the Merger; and

          WHEREAS, the Purchaser and the Merger Subsidiary are willing to so amend the Plan and Agreement of Merger.

          NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

          1. Definitions. All definitions used herein which are not defined herein shall have the same meanings as set forth in the Plan and Agreement of Merger unless otherwise defined.

          2. Representation of the Company. The Company hereby represents and warrants to the Purchaser and the Merger Subsidiary that twenty (20) shares of Company Preferred Stock have duly and validly converted into forty thousand (40,000) shares of Company Common Stock prior to the date hereof, leaving as of the date hereof only five (5) shares of Company Preferred Stock which have not been converted which will reduce the expected outstanding Company Common Stock at Closing to 2,816,867 shares.

          3. Waiver of Requirement for Conversion of Company Preferred Stock. By entering into this Amendment, the parties agree to waive the requirements of
Section 3.3 of the Plan and Agreement of Merger and Section 5.2.8 of the Plan and Agreement of Merger, which would require the remaining five shares of Company Preferred Stock to be converted into Company Common Stock as a condition to the closing of the Merger.

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          4. Amendment to Paragraph 2.3 of the Plan and Agreement of Merger.
Paragraph 2.3 of the Plan and Agreement of Merger is hereby amended by deleting in its entirety the present Paragraph 2.3 and substituting therewith the following:


          "2.3 Effects of Merger. Subject to the Acts, at the Effective Time, the Merger shall have the following effects:

               2.3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Purchaser or the Company:

                     2.3.1.1 each share of Merger Subsidiary Common Stock that
               is issued and outstanding immediately prior to the Effective Time shall remain outstanding;

                     2.3.1.2 each share of Company Common Stock that is issued
               and outstanding immediately prior to the Effective Time, except for Dissenting Shares, shall be converted into the right to receive the Per Share Common Stock Consideration and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Preferred Stock Consideration;

                     2.3.1.3 each outstanding certificate representing shares of
               Company Common Stock or Company Preferred Stock, except for Dissenting Shares, shall be deemed, for all purposes, to evidence only the right to receive upon surrender of such certificate the consideration into which such shares of Company Common Stock or Company Preferred Stock are convertible as specified in Section
               2.3.1.2 above; and

                     2.3.1.4 each share of Company Common Stock and Company
               Preferred Stock that is owned by the Company immediately prior to the Effective Time as treasury stock will be canceled and retired and will cease to exist, without any conversion thereof.

                     2.3.1.5 Notwithstanding anything in this Section 2.3 to the contrary, shares of Company Common Stock and Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders who have not voted such shares in favor of the Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the Delaware General Corporation Law (the "Dissenting Shares") shall evidence only the right to receive the amount, if any, determined to be payable thereon pursuant to the applicable appraisal rights statute and shall not be converted or exchangeable for the right to receive the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as the case may be, set forth herein, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment, as the case may be. If such Shareholder shall have failed to so perfect or shall have effectively withdrawn or lost such right, such Shareholder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock

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               Consideration, as the case may be, set forth herein without any interest thereupon. The Company shall give the Purchaser prompt notice of any Dissenting Shares (and shall also give the Purchaser prompt notice of any withdrawals of such demands for appraisal rights) and the Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights."


     5. Amendment to Paragraph 2.4 of the Plan and Agreement of Merger. Paragraph 2.4 of the Plan and Agreement of Merger is amended by deleting the present Paragraph 2.4 and substituting therefor the following:


     "2.4 Exchange of Certificates.

          2.4.1 Paying Agent. Not later than the Effective Time, the Purchaser shall deposit with the Paying Agent for the benefit of Company Shareholders, for payment in accordance with this Section 2.4, cash in the amount of the Closing Cash Consideration less an amount equal to the number of shares of Company Common Stock and Company Preferred Stock for which the Company has reserved a valid notice of dissent multiplied by the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as the case may be (hereinafter referred to as the "Payment Fund").

          2.4.2 Exchange Procedures for Certificates Representing Shares. No later than five (5) days following the Effective Time, the Paying Agent or the Company shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as the case may be, pursuant to Section 2.3 (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as the Purchaser may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as the case may be, as set forth herein. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed and complete letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor as soon thereafter as possible either a wire transfer of same day funds (if the Shareholder pays all wire transfer fees) or a check, at the Shareholder's option, representing the amount of the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as the case may be, multiplied by the number of shares represented by such certificate(s), after giving effect to any required withholding tax, if any, and the shares represented by the Certificate so surrendered shall be canceled forthwith. No interest will be paid or accrued on the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock which is not registered on the transfer records of the Company, the transferee shall only be entitled to the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration for each share so transferred if the Certificate representing such shares of Company Common Stock or Company Preferred Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such

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transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration as provided in this Article II.

          2.4.3 Distributions with Respect to Unsurrendered Shares. Notwithstanding any other provisions of this Agreement, no part of the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration shall be paid to any holder of Company Common Stock or Company Preferred Stock, until the holder shall surrender the Certificate as to which such Per Share Common Stock Consideration or Per Share Preferred Stock Consideration relates as provided in this Section 2.4.

          2.4.4 No Further Ownership Rights in Company Common Stock or Company Preferred Stock. The Per Share Common Stock Consideration or Per Share Preferred Stock Consideration paid pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or Company Preferred Stock. If, after the Effective Time, Certificates are presented to the Purchaser or the Company for any reason, they shall be canceled and exchanged as provided in this
Section 2.4.

          2.4.5 Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to Company Shareholders for six months after the Effective Time shall be delivered to the Purchaser, upon demand thereby, and holders of shares of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Section 2.4 shall thereafter look only to the Purchaser for payment of any claim to the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration.

          2.4.6 No Liability. None of the Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any part of the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any part of the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration would otherwise escheat to or become the property of any governmental authority), any such cash in respect of such Certificate shall, to the extent permitted by the Acts, become the property of the Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

          2.4.7 Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Purchaser, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Purchaser upon termination of the Payment Fund pursuant to Section 2.4.5.

          2.4.8 Lost, Stolen or Destroyed Certificates. In the event any Certificate of Company Common Stock or Company Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in the amount of the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration multiplied by the number of shares represented

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thereby as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration upon receipt of such affidavit in respect of the Company Common Stock represented by such Certificate pursuant to this Agreement."

         6. The defined term "Company Shareholders" or "Shareholders" contained in Item 16 of Exhibit 1.1 of the Plan and Agreement of Merger shall be amended to read in its entirety as follows:

               "Company Shareholders" or "Shareholders" shall mean the shareholders of the Company at the Effective Time, including holders of Company Common Stock or Company Preferred Stock, each of which may be referred to individually as a "Shareholder."

         The defined terms "Exchange Agent" and "Exchange Fund" in Items 29 and 30 of Exhibit 1.1 to the Plan and Agreement of Merger shall be changed throughout the Plan and Agreement of Merger to "Paying Agent" and "Payment Fund," respectively. The definition of "Per Share Closing Cash Consideration" contained in Item 49 of Exhibit 1.1 of the Plan and Agreement of Merger is deleted in its entirety and in its place the following definitions are added as items 49(A) and 49(B):


               "49A. "Per Share Common Stock Consideration" shall mean an amount of cash equal to the Outstanding Share Consideration divided by (i) the total number of issued and outstanding shares of Company Common Stock at the Closing plus (ii) the total number of issued and outstanding shares of Company Preferred Stock at Closing multiplied by 2000.

               49B. "Per Share Preferred Stock Consideration" shall mean an amount of cash equal to the Per Share Common Stock Consideration multiplied by 2000."


         7. Except as set forth herein, all the terms of the Plan and Agreement of Merger shall remain in full force and effect.


         IN WITNESS WHEREOF, each party hereto has executed or caused this Amendment to the Plan and Agreement of Merger to be executed on its behalf effective as of this 30th day of March, 1998.

                                          "Purchaser"

                                          SYKES HEALTHPLAN SERVICES, INC.


                                          By:
                                             ----------------------------------

                                          Title:


                                          "Merger Subsidiary"

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                                          SYKES HEALTHPLAN SERVICES
                                          ACQUISITION CORP.


                                          By:
                                             ----------------------------------

                                          Title:


                                          "Company"

                                          HEALTH INTERNATIONAL, INC.


                                          By:
                                             ----------------------------------

                                          Title:

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